Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Senior Housing Properties Trust’s Registration Statement on Form S-3 (Registration No. 333-182468) and Registration Statement on Form S-8 (Registration No. 333-191081) pertaining to the 2012 Equity Compensation Plan of Senior Housing Properties Trust of our report dated June 25, 2015 relating to our audit of the Combined Statement of Revenue and Certain Expenses of the CCIT-Healthcare Properties for the year ended December 31, 2014, which is included in this Current Report on Form 8-K.

/s/ McGladrey LLP

Boston, Massachusetts

June 26, 2015